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Exhibit 12.1

					Historical
	Company Pro Forma
					STAG Industrial, Inc. April 20– June 30, 2011		STAG Predecessor Group
	Six Months Ended June 30, 2011
			Year Ended December 31, 2010				January 1– April 19, 2011		Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007(2)		Period Ended December 31, 2006
	(unaudited)														(unaudited)
	($ in thousands)
Fixed Charges
Interest expense	$9,824		$19,326		$3,185		$4,136		$14,116		$14,328		$15,058		$7,861		$616
Interest within rental expense	61		122		24		—		—		—		—		—		—

Fixed charges	$9,885		$19,448		$3,209		$4,136		$14,116		$14,328		$15,058		$7,861		$616
Earnings and Adjusted Earnings
Net loss	$(2,674)		$(4,234)		$(5,899)		$(229)		$(2,946)		$(5,560)		$(7,684)		$(1,982)		$(47)
Fixed charges	9,885		19,448		3,209		4,136		14,116		14,328		15,058		7,861		616

Earnings	$7,211		$15,214		$(2,690)		$3,907		$11,170		$8,768		$7,374		$5,879		$569
Add: Depreciation and amortization	16,880		32,993		6,446		2,459		9,514		10,257		12,108		4,687		336
Less: Straight line rental revenue adjustment	(755)		(2,081)		(326)		(16)		(641)		(817)		(1,187)		(415)		(61)
Add: Above/(Below) market lease amortization	2,188		3,930		869		(2)		(34)		284		(563)		(23)		(15)
Add: Amortization of noncash compensation	332		664		156		—		—		—		—		—		—
Add: (Gain) loss on interest rate swaps	(1,313)		210		(500)		(762)		282		1,720		1,275		—		—

Adjusted Earnings	$24,543		$50,930		$3,955		$5,586		$20,291		$20,212		$19,007		$10,128		$829
Preferred Dividends
Series A Preferred Dividends
Ratio of Earnings to Fixed Charges	0.73	x	0.78	x	—	(1)	0.94	x	0.79	x	0.61	x	0.49	x	0.75	x	0.92	x
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	0.73	x	0.78	x	—	(1)	0.94	x	0.79	x	0.61	x	0.49	x	0.75	x	0.92	x
Ratio of Adjusted Earnings to Fixed Charges	2.48	x	2.62	x	1.23	x	1.35	x	1.44	x	1.41	x	1.26	x	1.29	x	1.35	x
Ratio of Adjusted Earnings to Combined Fixed Charges and Preferred Dividends	2.48	x	2.62	x	1.23	x	1.35	x	1.44	x	1.41	x	1.26	x	1.29	x	1.35	x

(1)
Earnings for the period were less than zero.

(2)
We have prepared the results of operations for the year ended December 31, 2007 by combining amounts for 2007 obtained by adding the audited operating results of each of the Antecedent for the period of January 1, 2007 to May 31, 2007 and STAG Predecessor Group for the period of June 1, 2007 to December 31, 2007 (since the difference in basis between Antecedent and STAG Predecessor Group were not materially different and the entities were under common management). Although this combined presentation does not comply with GAAP, we believe that it provides a meaningful method of comparison.

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  Exhibit 12.1